SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): January 23, 2003
                                                    (January 23, 2003)

                              Arch Coal, Inc.
               (Exact name of registrant as specified in its charter)

     Delaware                        1-13105                    43-0921172
(State or other jurisdiction   (Commission File Number)       (I.R.S. Employer
    of incorporation)                                       Identification No.)


            One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
              (Address of principal executive offices)        (Zip code)


        Registrant's telephone number, including area code: (314) 994-2700














                               Page 1 of 4 pages.
                         Exhibit Index begins on page 4.

Item 5. Other  Events.

     On January 23, 2003, Arch Coal, Inc. (the "Company"), announced via press release its earnings and operating results for the fourth quarter of 2002. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.

Item 7.  Financial Statements and Exhibits.

         (c) The following Exhibit is filed with this Current Report on Form
             8-K:

            Exhibit No.               Description
            99                        Press Release dated as of January 23, 2003




























                               Page 2 of 4 pages.
                         Exhibit Index begins on page 4.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 23, 2003             ARCH COAL, INC.



                                      By:  /s/ Robert G. Jones
                                      Robert G. Jones
                                      Vice President - Law, General Counsel
                                        and Secretary































                               Page 3 of 4 pages.
                         Exhibit Index begins on page 4.

                                  EXHIBIT INDEX


Exhibit No.                 Description
99                         Press Release dated as of January 23, 2003





































                                    Page 4 of 4 pages.

                                                                     Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                        FOR FURTHER INFORMATION

                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                January 23, 2003

Arch Coal, Inc. Reports Fourth Quarter Results

Highlights:

o Net income of $1.1 million, or $.02 per share, vs. net income of $8.4 million, or $.16 per share, in 4Q01 o Adjusted EBITDA of $57.9 million, vs. $75.1 million in 4Q01
o Total  revenues of $390.4  million,  vs. $385.4 million in 4Q01
o Coal sales of 28.4 million  tons,  vs. 28.5 million tons in 4Q01
o Debt  reduction of $51.5 million during the quarter

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today announced that it had net income of $1.1 million, or $.02 per share, for its fourth quarter ended December 31, 2002. In the same quarter of 2001, Arch had net income of $8.4 million, or $.16 per share.

     "We achieved solid operating performances at nearly all of our mines during the fourth quarter, albeit at reduced operating rates," said Steven F. Leer, Arch Coal's president and chief executive officer. "We continue to see many positive signs that a rebound in U.S. coal demand and pricing may be forthcoming, and we are managing our operations in a manner that should enable us to capitalize when that rebound occurs."

     During most of 2002, a weak economy and high coal stockpile levels at U.S. power plants exerted downward pressure on U.S. coal markets. In response, Arch made the strategic decision in early 2002 to reduce production until market fundamentals improved. During the fourth quarter, lower production levels, principally at Arch's eastern operations, again had an adverse impact on the company's results. Offsetting that impact somewhat was a nearly 400,000-ton increase in shipped volumes from the company's West Elk mine in Colorado compared to the same quarter of 2001. (Production at West Elk in the fourth quarter of 2001 was curtailed by high methane levels.) Brokered volumes also increased in the fourth quarter compared to the same period a year ago.

     For the year ended December 31, 2002, Arch Coal had a net loss of $2.6 million, or $.05 per share, compared to net income of $7.2 million, or $.15 per share, in 2001. Total revenues for the year totaled $1,534.1 million and coal sales totaled 106.7 million tons, vs. $1,488.7 million and 109.5 million tons in 2001. Adjusted EBITDA totaled $228.9 million for the year, compared to $282.3 million in 2001.

Natural Resource Partners

     In October, Arch completed the sale of 1.9 million units of Natural Resource Partners (NYSE:NRP), a newly formed joint venture created to manage coal royalty properties. Net proceeds to Arch, after the underwriting discount and expenses, totaled $33.6 million, which were applied to debt reduction efforts. The transaction is expected to be accretive to earnings. Arch continues to hold 34.1% of the NRP limited partnership units and 42.25% of the general partner interest.

     Using the funds from the sale of NRP units and cash available from ongoing operations, the company reduced its debt by $51.5 million, or 6%, from levels at Sept. 30, 2002.

     Arch's continuing interest in Natural Resource Partners contributed $2.3 million to equity income during the quarter. (Arch's equity income from its investment in NRP is reported on a one-month time lag and includes the effects of Arch's historical basis in the assets it contributed to NRP. As such, Arch's equity income from NRP may not be indicative of the results to be reported by NRP for the noted period.) Offsetting the increase in equity income related to NRP, equity income from Arch's 65%-owned Canyon Fuel Company declined from $11.9 million to $5.5 million, reflecting the expiration of a favorable sales contract at the end of 2001 and a weak market environment for Utah coal in the fourth quarter of 2002.

Operating statistics

     Regional analysis: Of the 28.4 million tons of coal that Arch sold during the fourth quarter, approximately 7.7 million tons originated at its eastern operations and 20.7 million tons originated at its western operations. Arch Coal had an average realized sales price of $13.04 per ton and average operating costs of $12.57 per ton. The eastern operations had an average realized sales price of $29.93 per ton and an average cost of $29.34 per ton during the quarter. The western operations had an average realized sales price of $6.80 per ton and an average cost of $6.36 per ton during the quarter. (Western operations data does not include the results of 65%-owned Canyon Fuel Company, which is accounted for on the equity method.)

     Expected sales volume for the first quarter of 2003: In the east, Arch expects to sell a total of approximately 6.0 million tons of coal in the first quarter of 2003 from its mines in Central Appalachia, excluding brokered tons. In the west, Arch expects to sell approximately 16.0 million tons of coal at its Black Thunder mine in the Powder River Basin of Wyoming, and roughly 1.5 million tons at the West Elk mine in Colorado, excluding brokered tons. Total sales (on a 100% basis) at Arch's 65%-owned Canyon Fuel operations in Utah are expected to be approximately 3.7 million tons for the quarter.

     Financial: Arch expects depreciation, depletion and amortization to total approximately $200 million for 2003. Capital expenditures are expected to total around $160 million, as the company continues to limit capital spending due to the weak market environment. (Projections for depreciation, depletion and amortization and capital expenditures include Arch's ownership percentage in Canyon Fuel Company.)

     Other developments: During the quarter, the company reduced its days sales outstanding in accounts receivable, from 38 days at year-end 2001 to 33 days at year-end 2002.

U.S. coal markets

     Although coal markets remain under significant pressure, there are many positive indications that a recovery in demand and pricing is possible in the near term, Leer said. Among them:

o        Electricity demand is growing.

o Many regions of the country, including the major coal-burning regions, have experienced substantially colder temperatures this winter compared to last winter.

o Natural gas prices are trading at levels more than double those of a year ago, which should result in power producers seeking to maximize output at coal-fired power plants.

o Coal production declined by an estimated 2.5% in 2002, and announcements of eastern mine closures and curtailments have continued in recent weeks.

o Extremely dry conditions in the western half of the country are threatening to reduce hydroelectric generation this spring and summer, which could boost demand for coal-fired generation.

     "We are already seeing the first signs of a recovery in coal prices," Leer said. "In recent weeks, eastern spot prices have increased approximately 10%, although volumes remain light. If temperatures remain at normal or colder-than-normal levels for the remainder of the winter, and economic activity does not falter, we anticipate a pick-up in demand for coal in the near term."

     Leer reiterated that Arch is focused on being a market-driven company and would not seek to increase output at its mines until the improving pricing environment attains levels that will allow satisfactory returns on the company's investment. "In the current environment, we believe it is in the best interests of our shareholders to leave uncommitted, low-cost reserves in the ground, rather than produce and sell them for little or no return," Leer added.

Looking ahead

     Leer said that the company is not expecting an improvement in its financial results until coal markets complete their rebound. "In the first quarter, we expect continued stability and consistency at our mining operations," he said. "We expect sales volumes to be somewhat lower than in the fourth quarter as we continue to refrain from selling coal into the spot market, and ship only that tonnage which is already committed under contract."

     While results from mining operations are expected to be comparable in the first quarter to those achieved in the fourth quarter, the company does expect an increase in costs in 2003, principally due to higher expenses related to its post-retirement health care obligations. These obligations, coupled with a much smaller increase in pension-related expenses, are expected to increase costs by approximately $8.0 million per quarter, reducing earnings by approximately $.12 per share. As a result, the company expects to lose between $.05 and $.20 cents per share during the first quarter of 2003, absent improvements in coal demand and pricing in the near term.

     "Our projection for the first quarter assumes that shipping volumes will be substantially lower in the first quarter than in future quarters," Leer said. "If eastern coal markets continue the trend of recent weeks by strengthening further, and if western markets follow suit, we could see increased shipping rates and a stronger performance in the first quarter."

     "We are confident that power generators will require more coal in 2003 than they currently have under contract," he said. "While we can't predict exactly when demand will accelerate, market fundamentals continue to strengthen, and we expect an improving market to have a favorable impact on sales volumes and pricing as the year progresses."

     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.

                             Arch Coal, Inc. and Subsidiaries
                       Condensed Consolidated Statements of Operations
                            (In thousands, except per share data)

                                                                      Three Months Ended             Twelve Months Ended
                                                                          December 31                     December 31
                                                                -----------------------------------------------------------------
                                                                    2002            2001            2002            2001
                                                                -----------------------------------------------------------------

(Unaudited) (Unaudited)
Revenues
  Coal sales                                                     $  369,676      $  355,867       $1,473,558      $1,403,370
  Income from equity investments                                      7,800          11,878           10,092          26,250
  Other revenues                                                     12,966          17,671           50,489          59,108
                                                                 -----------------------------------------------------------------
                                                                    390,442         385,416        1,534,139       1,488,728
                                                                 -----------------------------------------------------------------

Costs and expenses
  Cost of coal sales                                                356,347         344,491        1,412,541       1,336,788
  Selling, general and administrative expenses                       10,344           9,245           40,019          43,834
  Amortization of coal supply agreements                              6,311           6,082           22,184          27,460
  Other expenses                                                      9,262           5,569           30,118          18,190
                                                                 -----------------------------------------------------------------
                                                                    382,264         365,387       1,504,862       1,426,272
                                                                 -----------------------------------------------------------------
      Income from operations                                          8,178          20,029          29,277          62,456

Interest expense, net:
  Interest expense                                                  (12,140)        (13,002)        (51,922)        (64,211)
  Interest income                                                       284             383           1,083           4,264
                                                                 -----------------------------------------------------------------
                                                                    (11,856)        (12,619)        (50,839)        (59,947)
                                                                 -----------------------------------------------------------------

      Income (loss) before income taxes                              (3,678)          7,410         (21,562)          2,509
Benefit from income taxes                                            (4,750)         (1,000)        (19,000)         (4,700)
                                                                 -----------------------------------------------------------------
      Net Income (loss)                                          $    1,072     $     8,410     $    (2,562)    $     7,209
                                                                 =================================================================

Basic and diluted earnings (loss) per common share               $     0.02     $      0.16     $     (0.05)    $      0.15
                                                                 =================================================================

Weighted average shares outstanding
  Basic                                                              52,382          52,349          52,374          48,650
  Diluted                                                            52,533          52,506          52,374          48,918
                                                                 =================================================================

Dividends declared per share                                     $   0.0575     $    0.0575     $    0.2300     $    0.2300
                                                                 =================================================================

Adjusted EBITDA (A)                                              $   57,853     $    75,108     $   228,910     $   282,285
                                                                 =================================================================


(A) Adjusted EBITDA is defined as income from operations before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; and our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC. Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.


                                                                         Three Months Ended             Twelve Months Ended
                                                                              December 31                     December 31
                                                                      --------------------------------------------------------------
                                                                        2002            2001            2002            2001
                                                                      --------------------------------------------------------------

     Income from operations                                           $    8,178    $ 20,029     $     29,277    $     62,456
     Depreciation, depletion and amortization of Arch Coal, Inc.          43,917      45,207          174,752         177,504
     Arch Coal's equity interest in depreciation, depletion and
     amortization of Canyon Fuel Company, LLC                              5,758       9,872           24,881          42,325
                                                                      --------------------------------------------------------------

     Adjusted EBITDA                                                  $   57,853    $ 75,108     $    228,910    $    282,285
                                                                      ==============================================================


                                Arch Coal, Inc. and Subsidiaries
                             Condensed Consolidated Balance Sheets
                                         (In thousands)

                                                                              December 31,        December 31,
                                                                                  2002                2001
                                                                          -----------------------------------------
                                                                              (Unaudited)
Assets
  Current assets
    Cash and cash equivalents                                              $           9,557   $           6,890
    Trade receivables                                                                135,903             149,956
    Other receivables                                                                 30,927              32,303
    Inventories                                                                       66,799              60,133
    Prepaid royalties                                                                  4,971               1,997
    Deferred income taxes                                                             27,775              23,840
    Other                                                                             15,781              14,337
                                                                          -----------------------------------------
                               Total current assets                                  291,713             289,456
                                                                          -----------------------------------------

  Property, plant and equipment, net                                               1,284,968           1,396,786
                                                                          -----------------------------------------

  Other assets
    Prepaid royalties                                                                 51,078              35,216
    Coal supply agreements                                                            59,240              81,424
    Deferred income taxes                                                            221,116             195,411
    Equity investments                                                               231,551             170,686
    Other                                                                             43,142              34,580
                                                                          -----------------------------------------
                                                                                     606,127             517,317
                                                                          -----------------------------------------
                               Total assets                               $        2,182,808   $       2,203,559
                                                                          =========================================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                                      $          113,527   $         99,081
    Accrued expenses                                                                 133,287            134,062
    Current portion of debt                                                            7,100              6,500
                                                                          -----------------------------------------
                              Total current liabilities                              253,914            239,643
  Long-term debt                                                                     740,242            767,355
  Accrued postretirement benefits other than pension                                 324,539            326,098
  Accrued reclamation and mine closure                                               130,097            123,761
  Accrued workers' compensation                                                       80,985             78,768

  Accrued pension cost                                                                     -             22,539

  Obligations under capital leases                                                         -              8,210
  Other noncurrent liabilities                                                       118,168             66,443
                                                                          -----------------------------------------
                              Total liabilities                                    1,647,945          1,632,817
                                                                          -----------------------------------------

  Stockholders' equity
    Common stock                                                                        527                 527
    Paid-in capital                                                                 835,763             835,427
    Retained deficit                                                               (253,943)           (239,336)
    Treasury stock, at cost                                                          (5,047)             (5,047)
    Accumulated other comprehensive loss                                            (42,437)            (20,829)
                                                                          -----------------------------------------
                              Total stockholders' equity                            534,863             570,742
                                                                          -----------------------------------------
                              Total liabilities and stockholders' equity  $       2,182,808    $      2,203,559
                                                                          =========================================

                                 Arch Coal, Inc. and Subsidiaries
                            Condensed Consolidated Statements of Cash Flows
                                         (In Thousands)

                                                                                   Twelve Months Ended
                                                                                       December 31,
                                                                     -------------------------------------------------
                                                                          2002                              2001
                                                                     ---------------                   ---------------
                                                                      (Unaudited)

Operating activities
Net income (loss)                                                     $    (2,562)                     $      7,209
Adjustments to reconcile to cash
     provided by operating activities:
  Depreciation, depletion and amortization                                174,752                           177,504
  Prepaid royalties expensed                                                8,503                             7,274
  Net gain on disposition of assets                                          (751)                          (14,627)
  Income from equity investments                                          (10,092)                          (26,250)
  Net distributions from equity investments                                17,121                            42,219
  Changes in:
      Receivables                                                          14,028                            (1,992)
      Inventories                                                          (6,666)                          (12,203)
      Accounts payable and accrued expenses                                (4,711)                          (19,836)
      Income taxes                                                        (15,826)                            1,053
      Accrued postretirement benefits other than pension                   (1,559)                          (10,565)
      Accrued reclamation and mine closure                                  6,336                             4,833
      Accrued workers' compensation benefits                                2,217                               175
      Other                                                                (4,373)                           (9,133)
                                                                     ---------------                   ---------------

    Cash provided by operating activities                                 176,417                           145,661
                                                                     ---------------                   ---------------

Investing activities
Additions to property, plant and equipment                               (137,089)                         (123,414)
Proceeds from sale of units of Natural Resource Partners, LP               33,603                                 -
Proceeds from dispositions of property, plant and equipment                 2,522                            18,930
Additions to prepaid royalties                                            (27,339)                          (24,725)
                                                                     ---------------                   ---------------

    Cash used in investing activities                                    (128,303)                         (129,209)
                                                                     ---------------                   ---------------

Financing activities
Net payments on revolver and lines of credit                              (26,513)                         (241,940)
Payments on term loans                                                          -                          (135,000)
Debt financing costs                                                       (8,228)                                -
Proceeds from sale and leaseback of equipment                               9,213                                 -
Reductions of obligations under capital lease                              (8,210)                           (3,138)
Dividends paid                                                            (12,045)                          (11,565)
Proceeds from sale of common stock                                            336                           381,100
Purchase of treasury stock                                                      -                            (5,047)
                                                                     ---------------                   ---------------

    Cash used in financing activities                                     (45,447)                          (15,590)
                                                                     ---------------                   ---------------

Increase in cash and cash equivalents                                       2,667                               862
Cash and cash equivalents, beginning of period                              6,890                             6,028
                                                                     ---------------                   ---------------

Cash and cash equivalents, end of period                              $     9,557                      $      6,890
                                                                     ===============                   ===============


Canyon Fuel Company cash flow information (Arch Coal ownership percentage)
  Depreciation, depletion and amortization                                 24,881                            42,325
  Additions to property, plant and equipment                              (21,773)                          (19,399)